Exhibit 10.29

OSHKOSH CORPORATION
(a Wisconsin corporation)

2017 Incentive Stock and Awards Plan
                 Stock Option Award

«Name»
«Participant ID»

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted Options to purchase shares of Common Stock of the Company under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan, as amended (the “Plan”), with the following terms and conditions:

Grant Date:            «Date»

Type of Options:         Nonqualified

Number of Shares:        «Number»

Exercise Price per Share: $«Grant Price»

Expiration Date: The tenth anniversary of the Grant Date, subject to the Plan.

Vesting Schedule: Your Options will vest over three (3) years, with one-third (1/3) of your total Options vesting on each of the first three anniversaries of the Grant Date.

Your Options will become fully vested if you terminate employment as a result of death, Disability or Retirement.

Manner of Exercise: You may pay the exercise price and any attributable withholding tax for an Option in one or more of the following forms: (i) using available funds in your Fidelity Account® to pay the purchase price of the shares being purchased and any attributable tax; (ii) delivery of shares of Common Stock (including by attestation) that you own and that have a Fair Market Value (determined on the date of delivery) equal to the exercise price of the shares being purchased and any attributable tax; (iii) delivery to the Company (or its agent) of irrevocable option exercise instructions together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares of Common Stock issuable upon exercise of this Option and deliver the sale proceeds directly to the Company (or its agent) to pay for the exercise price and any attributable tax; (iv) by irrevocable direction to the Company electing to surrender the right to receive shares of Common Stock otherwise deliverable to the Participant upon exercise of this Option that have a Fair Market Value (determined on the date of exercise) equal to the exercise price of the shares being purchased and any attributable tax; or (v) by any combination of (i), (ii), (iii) and (iv). Any partial exercise may be for any whole number of Shares. Any election in respect of withholding must be irrevocable and submitted in compliance with Company instructions on or before the date as of which the amount of tax to be withheld is determined.

Tax Withholding: To the extent that the exercise of the Options, or the occurrence of another event relating to the Options, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company (or its agent) at the time the Company is obligated to withhold taxes in connection with such exercise or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you, including any Shares or other amounts payable with respect to the Options, an amount sufficient to satisfy its withholding obligations.

In each case, instructions, directions or elections in connection with this Award shall be in a form acceptable to the Company,

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Options and definitions of capitalized terms used and not defined in this Award Agreement can be found in the Plan, a copy of which is attached hereto.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and you have executed this Award Agreement by accepting the Award Agreement electronically online through the Company’s stock plan administrator, all as of the day and year first above written.

OSHKOSH CORPORATION

By: ___________________________

Accepted:

By: ____________________________